UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
August 23, 2005

THE GOLDMAN SACHS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street
New York, New York	10004
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 902-1000
N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EX-10.1: GROUND LEASE

Item 1.01 Entry into a Material Definitive Agreement.
          On August 23, 2005, Goldman Sachs Headquarters LLC (“Headquarters”), a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (the “Registrant”), entered into a Ground Lease, as tenant, with Battery Park City Authority, as landlord (the “Lease”). The Lease grants to Headquarters a leasehold interest in a parcel of land designated as Site 26 (the “Site”), within Battery Park City in the Borough of Manhattan, the City of New York, and has a 64-year term.
          Headquarters currently intends to construct on the Site an office building of approximately 2.1 million gross square feet, at a projected cost of approximately $2.3 to $2.5 billion. It is anticipated that construction will begin late 2005, with initial occupancy scheduled for 2009.
          A copy of the Lease is filed as Exhibit 10.1 to this Report on Form 8-K and is incorporated herein by reference.
Cautionary Note Regarding Forward-Looking Statements
          This Report on Form 8-K contains “forward-looking statements.” These statements are not historical facts but instead represent only the Registrant’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Registrant’s control. It is possible that the actual construction schedule and size and cost of the building may differ, possibly materially, from the anticipated schedule, size and costs. Important factors that could affect the proposed construction schedule and size and cost of the building include the timing of governmental approvals, increases in the cost of building materials and construction costs generally, shortages, or delays in the delivery, of materials, strikes, work stoppages and other similar events and changes in the scope and nature of the Registrant’s business, as well as the number of the Registrant’s employees.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.
     The following exhibit is filed as part of this Report on Form 8-K:
10.1	Ground Lease, dated August 23, 2005, between Battery Park City Authority d/b/a Hugh L. Carey Battery Park City Authority, as Landlord, and Goldman Sachs Headquarters LLC, as Tenant.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC.
(Registrant)

Date: August 26, 2005	By:	/s/ Esta E. Stecher

		Name:	Esta E. Stecher
		Title:	Executive Vice President and General Counsel